Exhibit 99.1

Contact:	Contact:
Angie Richards	Connie Waks
FHLB Des Moines	FHLB Seattle
515.281.1014	206.340.2305
arichards@fhlbdm.com	cwaks@fhlbsea.com

FHLB Des Moines and FHLB Seattle Announce Enter into Merger Agreement

Des Moines and Seattle (September 25, 2014) - The Federal Home Loan Bank of Des Moines (“FHLB Des Moines”) and the Federal Home Loan Bank of Seattle (“FHLB Seattle”) announced today that they have entered into a definitive agreement to merge the two Banks. Material details of the merger agreement are included in the Banks’ related Form 8-K filings with the Securities and Exchange Commission.

The merger agreement has been unanimously approved by the boards of directors of both Banks. The closing of the merger is subject to certain closing conditions, including approval by the Federal Housing Finance Agency (FHFA) and ratification by the member-owners of the Des Moines and Seattle Banks.

“The boards of directors of both institutions believe that a merger between FHLB Des Moines and FHLB Seattle would combine two complementary organizations with similar cultures, membership characteristics and solid financial positions,” said FHLB Des Moines President and Chief Executive Officer Dick Swanson. “The combined Bank would remain a member-owned and member-centric cooperative, deeply focused on helping its members strengthen their institutions to better serve their customers and communities.”

Nearly 1,500 member financial institutions would benefit from a combined Bank with increased economies of scale, greater risk diversification and an enhanced suite of products and services. The combined institution would serve 13 states and the U.S. Pacific territories.

“We believe that this merger of Federal Home Loan Banks will result in a cooperative that will be stronger than either the Seattle or Des Moines cooperative on an individual basis,” commented FHLB Seattle President and Chief Executive Officer Mike Wilson. “While the combined Bank will be headquartered in Des Moines, it will be committed to serving its members and their communities across the new combined district, with at least one member director from each state on the board of directors and an ongoing customer-service presence in the Northwest.”

Under the terms of the merger agreement, Dick Swanson and Mike Wilson would be co-executive leaders, serving as chief executive officer and president, respectively.

The two Banks are part of the Federal Home Loan Bank (FHLBank) System. Created by Congress in 1932, the FHLBanks are a strong and reliable source of funds for local lenders to finance housing, community development, jobs and economic growth. There are 12 Federal Home Loan Banks, each of which is a cooperative owned by member financial institutions. FHLBank membership includes approximately 7,500 financial institutions with representation from every U.S. state and territory, including commercial banks, credit unions, thrifts, insurance companies and community development financial institutions.

The next step in the process is for the Banks to submit a merger application to the FHFA. Following regulatory approval of the merger agreement, FHLB Des Moines and FHLB Seattle members will receive detailed information about the potential merger. The potential merger must be approved by the members of both Banks through a voting process that is expected to take place in the first half of 2015.

Sandler O’Neill served as financial advisor and Morrison & Foerster LLP served as legal counsel to FHLB Des Moines. Citigroup Global Markets Inc. served as financial advisor and Perkins Coie LLP served as legal counsel to FHLB Seattle.

About FHLB Des Moines
Headquartered in Des Moines, FHLB Des Moines is a source of funding for more than 1,170 members in Iowa, Minnesota, Missouri, North Dakota and South Dakota. As of June 30, 2014, FHLB Des Moines had $82.2 billion in assets. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.

About FHLB Seattle
FHLB Seattle is headquartered in Seattle and provides low-cost long- and short-term funding to more than 320 members in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. FHLB Seattle had $36.5 billion in assets as of June 30, 2014. For additional information about FHLB Seattle, please visit www.fhlbseattle.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to activities relating to and anticipated benefits of a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to the ability of the Banks to obtain FHFA and member approvals relating to the merger may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the ability of the parties to obtain the required approvals relating to the merger (including from the FHFA and the Banks’ members), and to complete the merger, the ability of the parties to complete a transaction pursuant to the terms of the merger agreement, the ability to realize the expected benefits and efficiencies of a merger, potential costs, liabilities and delays relating to the merger, general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the Banks’ most recent annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this announcement.

Members of both Banks will be provided with a Disclosure Statement in connection with the anticipated member vote on the ratification of the merger agreement. Members of both Banks are urged to read the Disclosure Statement carefully when it becomes available.